As filed with the Securities and Exchange Commission on January 18, 2012

Registration No. 333-174055

Registration No. 333-162359

Registration No. 333-142630

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-174055

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-162359

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-142630

UNDER

THE SECURITIES ACT OF 1933

PHARMASSET INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0406340
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

303-A College Road East

Princeton, New Jersey 08540

(609) 613-4100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Pharmasset, Inc. 1998 Stock Plan, as amended

Pharmasset, Inc. 2007 Equity Incentive Plan, as amended

(Full titles of the Plans)

Brett A. Pletcher, Esq.

Senior Vice President and General Counsel

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

(650) 574-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Franklin M. Gittes, Esq.

Stephen F. Arcano, Esq.

Brandon Van Dyke, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Pharmasset, Inc. (“Pharmasset”) on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•	Registration Statement No. 333-174055, registering 2,000,000 shares of Pharmasset’s common stock, par value $0.001 (“Company Common Stock”), under the Pharmasset 1998 Stock Plan, as amended;

•	Registration Statement No. 333-162359, registering 1,000,000 shares of Company Common Stock under the Pharmasset 2007 Equity Incentive Plan, as amended; and

•

Registration Statement No. 333-142630, registering 2,719,166 shares of Company Common Stock under the Pharmasset 1998 Stock Plan, as amended and registering 1,169,705 shares of Company Common Stock under the Pharmasset 2007 Equity Incentive Plan, as amended.

Pharmasset, Gilead Sciences, Inc., a Delaware corporation (“Gilead”), and Royal Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Gilead (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of November 21, 2011 (the “Merger Agreement”) (the rights of which thereunder were assigned to Royal Merger Sub II Inc., a Delaware corporation and indirect wholly-owned subsidiary of Gilead, on January 12, 2012) (“Merger Sub II”), pursuant to which, among other things, Merger Sub II would merge with and into Pharmasset (the “Merger”), Pharmasset would become a wholly-owned subsidiary of Gilead, and all outstanding shares of Company Common Stock would be converted into the right to receive $137 in cash. The Merger became effective on January 17, 2012 (the “Effective Time”) following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Pharmasset has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, Pharmasset hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by Pharmasset in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of Pharmasset registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on January 18, 2012.

PHARMASSET, INC.

By:	/s/ John F. Milligan, Ph.D.
Name:	John F. Milligan, Ph.D.
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Milligan, Ph.D.	President and Director	January 18, 2012
John F. Milligan, Ph.D.

/s/ Robin L. Washington	Chief Financial Officer and Director	January 18, 2012
Robin L. Washington

/s/ Brett A. Pletcher	Secretary and Director	January 18, 2012
Brett A. Pletcher